EXHIBIT 99.1

                       QT 5, INC. INTRODUCES NICOWATER(TM)

       "THE WORLD'S FIRST NICOTINE BEVERAGE AS AN ALTERNATIVE TO SMOKING"

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--February 27, 2003-- QT 5, Inc. (OTCBB:QTFV) today announced plans to introduce the World's first patented nicotine beverage developed as an alternative to smoking. NICOWATER(TM) is a clear, colorless and odorless homeopathic nicotinum formula, which contains approximately 4mg of nicotine, and will be sold in 16.9 Fl. Oz. bottles. The product is designed to relieve the symptoms of tobacco cravings. NICOWATER(TM) is suitable for use in public places, including restaurants, airplanes and office buildings by smokers eliminating second hand smoke

QT 5, Inc. plans to launch NICOWATER(TM) during the second quarter of 2003. The company has developed an aggressive marketing and advertising campaign targeting smokers who want to smoke but can't, as well as smokers who can smoke but shouldn't. According to Steve Reder, president of QT 5, Inc., "Our product strategy is to utilize contract bottling companies for manufacture and distribution to all major markets including: retail, pharmacy, convenience stores, airports, restaurants and bars. We have also assembled a world-class sales and marketing team that will immediately tap into years of expertise and equity relationships with a national and regional wholesale broker network."

There are approximately 47 million smokers in the U.S., who spend approximately $200 billion annually on tobacco and tobacco related products. Management believes there is a significant market opportunity for tobacco alternative products that contain nicotine in a convenient, inexpensive medium such as NICOWATER(TM). Within the first 12 months of the initial product launch, QT 5, Inc. expects revenue to exceed $20 million, with tremendous upside potential related to contracts that are currently under negotiation. QT 5, Inc. anticipates operations from the sales of NICOWATER(TM) will be cash flow positive during the first 12 months.

About QT 5, Inc.


QT 5, Inc. (OTCBB: QTFV) was formed to be a developer, distributor, and marketer of Bio-Med testing and Nutraceutical Beverage products. QT 5, Inc. is continuing its clinical research and development of future products for lifestyle enhancements. QT 5, Inc. is headquarted in Westlake Village, California.

About NICOWATER(TM)

NICOWATER(TM), is a water based nicotine product to provide "Adult Smokers an Alternative to Smoking". This product is covered under a U.S. Patent. NICOWATER(TM) IS not intended for use as a smoking cessation product. The company believes that current labeling and materials are in full compliance with the marketing standards in which it intends to sell.

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release that are not strictly historical statements, including, without limitation, management's plans and objectives for future operations, and management's assessment of market factors, constitute forward-looking statements which involve risks and uncertainties. These risks and uncertainties include, without limitation, regulatory risks, the lack of acceptance of the Company's products by its customers and prospects, the inability to secure the necessary product sales and the inability to obtain necessary substantial additional capital to manufacture and market its product and otherwise implement its business plan and other risks detailed in QT 5's filings with the Securities and Exchange Commission, copies of which may be accessed through the SEC's Web site at http://www.sec.gov. In each case, actual results may differ materially from such forward-looking statements. QT 5 does not undertake to publicly update or revise its forward-looking statements, even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.